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                                                                     Exhibit 2.2

                        AMENDMENT TO PURCHASE AGREEMENT

          This AMENDMENT TO PURCHASE AGREEMENT (this "Amendment") is entered into as of September 2, 1998 by and among PINNACLE TOWERS INC., a Delaware corporation ("Purchaser"), MOBILEMEDIA CORPORATION, a Delaware corporation, as debtor and debtor-in-possession ("MobileMedia"), MOBILEMEDIA COMMUNICATIONS, INC., a Delaware corporation, as debtor and debtor-in-possession ("MobileMedia Communications"), MOBILE COMMUNICATIONS CORPORATION OF AMERICA, a Mississippi corporation, as debtor and debtor-in-possession ("MCA"), MOBILECOMM OF THE WEST, a California corporation, as debtor and debtor-in-possession ("MCWEST"), MOBILECOMM OF THE SOUTHWEST, INC., a Texas corporation, as debtor and debtor-in-possession ("MCSW"), MOBILECOMM OF TENNESSEE, INC., a Tennessee corporation, as debtor and debtor-in-possession ("MCTN"), MOBILECOMM NATIONWIDE OPERATIONS, INC., a Delaware corporation, as debtor and debtor-in-possession ("MCNO"), MOBILEMEDIA COMMUNICATIONS, INC. (CALIFORNIA), a California corporation, as debtor and debtor-in-possession ("MCCAL"), MOBILEMEDIA DP PROPERTIES, INC., a Delaware corporation, as debtor and debtor-in-possession ("MDP"), MOBILEMEDIA PCS, INC., a Delaware corporation, as debtor and debtor-in-possession ("MPCS"), DIAL PAGE SOUTHEAST, INC., a Delaware corporation, as debtor and debtor-in-possession ("DPS"), RADIO CALL COMPANY OF VA., INC, a Virginia corporation, as debtor and debtor-in-possession ("RCC"), MOBILEMEDIA PAGING, INC., a Delaware corporation, as debtor and debtor-in-possession ("MPI"), MOBILECOMM OF THE SOUTHEAST INC., a Delaware corporation, as debtor and debtor-in-possession ("MCSE"), MOBILECOMM OF THE NORTHEAST, INC., a Delaware corporation, as debtor and debtor-in-possession ("MCNE"), MOBILECOMM OF THE SOUTHEAST PRIVATE CARRIER OPERATIONS, INC., a Georgia corporation, as debtor and debtor-in-possession ("MCSPCO"), MOBILECOMM OF FLORIDA, INC., a Florida corporation, as debtor and debtor-in-possession ("MCFL"), MOBILECOMM OF THE MIDSOUTH, INC., a Missouri corporation, as debtor and debtor-in-possession ("MCMS"), and FWS RADIO, INC., a Texas corporation, as debtor and debtor-in-possession ("FWS"), and each of MobileMedia, MobileMedia Communications, MCA, MCWEST, MCSW, MCTN, MCNO, MCCAL, MDP, MPCS, DPS, RCC, MPI, MCSE, MCNE, MCSPCO, MCFL, MCMS and FWS, together with their respective
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successors and permitted assigns, are individually referred to herein as a
"Seller" and collectively referred to herein as the "Sellers".


                                   RECITALS

          A. Purchaser and Sellers have entered into that certain Purchase Agreement dated as of July 7, 1998 (the "Original Purchase Agreement"). The Original Purchase Agreement as amended by this Amendment is referred to herein as the "Purchase Agreement". Capitalized terms used in this Amendment without separate definition shall have the respective meanings specified in the Original Purchase Agreement.

          B. Purchaser and Sellers desire to amend, supplement, modify or clarify certain provisions of the Purchase Agreement as provided herein.

          NOW, THEREFORE, in consideration of the foregoing premises and of the covenants contained herein, the parties hereto hereby agree as follows:


                                   ARTICLE I

                  AMENDMENTS, SUPPLEMENTS AND CLARIFICATIONS


          I.1. Post-Closing Period Revenue Leases Prepaid Rent.
               -----------------------------------------------

          (a) Section 3.01(h) of the Purchase Agreement is amended and restated in its entirety to read as follows:

               "(h) At the Closing or as soon as reasonably practicable thereafter, MobileMedia Communications on behalf of Sellers shall pay to Purchaser an amount equal to the amount, if any, of any Post-Closing Period Revenue Leases Prepaid Rent. MobileMedia Communications shall identify

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          the Revenue Leases for which any such Post-Closing Period
          Prepaid Rent has been so paid".

          (b) The final sentence of Section 7.07(a) of the Purchase Agreement is amended: (i) by inserting the phrase "or as soon as reasonably practicable thereafter" between the phrases "at Closing" and "by payment of an amount", and
(ii) by inserting the phrase ", and MobileMedia Communications shall identify the Revenue Leases for which any such Post-Closing Period Prepaid Rent has been so paid" at the end of such sentence.

          I.2. Post-Closing Period Ground Leases Prepaid Rent.
               ----------------------------------------------

          (a) Section 3.01(i) of the Purchase Agreement is amended by inserting the following as the final sentence thereof: "MobileMedia Communications shall identify the Ground Leases for which any such Post-Closing Period Prepaid Rent has been so paid".

          (b) The final sentence of Section 7.07(b) of the Purchase Agreement is amended by inserting the following phrase at the end thereof: ",and MobileMedia Communications shall identify the Ground Leases for which any such Post-Closing Period Prepaid Rent has been so paid".

          I.3. Other Prorations.  (a)  Section 3.01(j) of the Purchase
               ----------------
Agreement is amended and restated in its entirety to read as follows:

               "(j) At the Closing or as soon as reasonably practicable thereafter, Purchaser shall pay to MobileMedia Communications on behalf of Sellers or MobileMedia Communications on behalf of Sellers shall pay to Purchaser, as the case may be, the amount or amounts, if any, as required to be paid as prorations for certain costs, expenses and charges pursuant to
          Section 7.07(c)".

          (b) MobileMedia Communications (on behalf of Purchaser) shall pay for the current tax years(s) (existing as of the Closing Date) in the applicable jurisdictions (the "Current

                                       3
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Year Periods"), all personal property taxes and real estate taxes with respect to the Assets for the Current Year Periods (for which MobileMedia Communications receives the applicable tax invoices), including for the portions thereof running on and after the Closing Date. Purchaser shall promptly reimburse MobileMedia Communications in full for an amount equal to each such payment of personal property taxes or real estate taxes that MobileMedia Communications pays regarding any period (or portion thereof) on or after the Closing Date, provided that the Estimated Tax Proration (defined below) shall be applied towards such reimbursement obligation of Purchaser prior to Purchaser making any additional payments to MobileMedia Communications pursuant to this sentence. At the Closing, Purchaser shall pay to MobileMedia Communications an amount equal to $81,761.10 (in immediately available federal funds to such account as MobileMedia Communications shall designate) which $81,761.10 payment (the "Estimated Tax Proration") shall be applied by MobileMedia Communications towards Purchaser?s reimbursement obligations pursuant to the preceding provisions of this Section 1.3(b). In the event that for the Current Year Periods the aggregate amount of the personal property taxes and real estate taxes paid (applied) by MobileMedia Communications under this Section 1.3(b) is less than the Estimated Tax Proration (the "Excess Proration"), promptly after the time of such determination, MobileMedia Communications shall pay to Purchaser an amount equal to the Excess Proration (without interest).

          I.4.  Utilities.  On or prior to the Closing Date, Purchaser shall
                ---------
contact all of the utility companies that are providing utilities services to the Sites, requesting that each such utility company change the name and billing address on the utility company's user and payor accounts (with respect to such Sites) from the applicable Sellers to Purchaser. The applicable Sellers (or MobileMedia Communications on behalf of Sellers) shall pay all utilities charges with respect to Sites for which it receives invoices from the utilities companies within ninety (90) days after the Closing Date, and upon evidence of payment (and which evidence may include a copy of the applicable invoices marked "paid" or similar notation) Purchaser shall promptly reimburse MobileMedia Communications (on behalf of Sellers) for all utilities charges regarding any period (or portion thereof)

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on or after the Closing Date (and in accordance with Section 7.07(c) of the
Purchase Agreement).

          I.5.  Audit Reimbursement.  By the Closing Date, Purchaser shall pay
                -------------------
to Ernst & Young LLP (on behalf of Sellers), full payment and reimbursement for all the fees and costs charged (or chargeable) by Ernst & Young LLP to Sellers in connection with an audit by Ernst & Young LLP regarding the business and operations with respect to the Towers for 1997 and the first six months of 1998, in an aggregate final amount of $122,000, which audit Sellers' arranged at Purchaser's request. At the Closing Purchaser shall deliver to MobileMedia Communications evidence of such payment (and which evidence may include a copy of the applicable invoices marked "paid" or similar notation).

          I.6.  Certain Generators and Fuel Tanks. Schedule A hereto identifies
                ---------------------------------
certain generators and fuel tanks located at Sites which shall be deemed Assets for purposes of the Purchase Agreement, and which generators and fuel tanks shall be sold, conveyed and assigned to Purchaser at the Closing pursuant to
Article II of the Purchase Agreement.

          I.7.  Indemnification for Certain Transfer Taxes And Charges
                ------------------------------------------------------

          (a) In the event that (i) Purchaser does not deliver to Sellers any or all of the resale certificates contemplated by Section 3.01(o) of the Purchase Agreement or (ii) after the Closing, Purchaser delivers to Sellers any of the resale certificates contemplated by Section 3.01(o) of the Purchase Agreement, Purchaser shall indemnify, protect and hold harmless each Seller
                                              ---
Group Member from and against any and all Transfer Taxes And Charges (as defined in Section 3.01(k) of the Purchase Agreement), plus all interest and penalties thereon, that are imposed on any Seller Group Member solely as a result of Purchaser?s failure to deliver a resale certificate (i) prior to or at Closing or (ii) prior to such later time as is permitted by applicable law. Any such indemnification claim by Sellers shall not expire until the expiration of the applicable period of limitations (including extensions thereof) for imposing such Transfer Taxes And Charges on any Seller Group Member following the filing by Sellers of the applicable sales or use tax returns;

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provided, however, that in the event Sellers do not file the applicable sales or use tax returns for the period relating to the transfer of the Towers, the indemnification claim by any Seller Group Member shall not expire until four (4) years from the date Purchaser notifies Sellers of a determination received pursuant to paragraph (c) of this Section 1.7.

          (b) In the event it is determined by an applicable state taxing authority or judicial body after the Closing that the transfer and sale of the Towers to Purchaser was a transfer of tangible personal property that was not made for resale (whether or not a resale certificate contemplated by Section 3.01(o) of the Purchase Agreement was delivered by Purchaser before, at, or after Closing, and provided that such determination is not solely the result of Purchaser?s failure to timely deliver such a resale certificate), then Purchaser shall indemnify, protect and hold harmless each Seller Group Member for one-half of the Transfer Taxes And Charges, one-half of the interest thereon, and 100% of any penalties thereon, that are imposed on any Seller Group Member as a result of that determination. Sellers shall indemnify, protect and hold harmless each Purchaser Group Member for one-half of any such Transfer Taxes And Charges, plus one-half of the interest thereon, but not for any penalties imposed thereon, that are imposed on any Purchaser Group Member as a result of that determination. Any such indemnification claim by any Purchaser Group Member or by any Seller Group Member shall not expire until the expiration of the applicable period of limitations (including extensions thereof) for imposing such Transfer Taxes And Charges on any Purchaser Group Member or any Seller Group Member (as the case may be) following the filing by Sellers or Purchaser of the applicable sales or use tax return (as the case may be); provided; however, that in the event Purchaser or Sellers (as the case may be) do not file the applicable sales or use tax returns for the period relating to the transfer of the Towers, the indemnification claim by any Seller Group Member or Purchaser Group Member (as the case may be) shall not expire until four (4) years from the date Purchaser notifies Sellers of a determination received pursuant to paragraph (c) of this Section 1.7.

          (c) Purchaser agrees that, within 30 days of the Closing, Purchaser will submit to the applicable taxing authority

                                       6
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in each state in which one or more of the transferred Towers is located a request for a written determination as to whether the transfer of the Towers is considered for state sales and use tax purposes to be a transfer of real estate or a transfer of tangible personal property, and, if the transfer is considered a transfer of tangible personal property, whether the transfer is exempt as (i) an isolated or occasional sale or (ii) as a sale for resale on the basis that Purchaser acquired the Towers for lease. Purchaser, prior to submitting each request to the applicable state taxing authority, agrees to provide a copy of each such request to MobileMedia Communications (on behalf of Sellers) and to obtain MobileMedia Communications' agreement (on behalf of Sellers) that Purchaser has correctly and completely stated all material facts. Purchasers and MobileMedia Communications (on behalf of Sellers) agree to review the results of the ruling requests every six months until the final state ruling is received in order to determine whether the tax treatment afforded the Tower sale by Purchaser and Sellers conformed to the ruling received by each state. Any resulting liability shall be addressed in accordance with paragraph (a) or (b) of this Section 1.7.

          I.8.   Indemnification Matters.  Any indemnification claims by any
                 -----------------------
Seller Group Member or any Purchaser Group Member (as the case may be) under Sections 3.01(k) or 7.07 of the Purchase Agreement or Sections 1.1, 1.2, 1.3, 1.4, 1.5 or 1.7 of this Amendment shall not be subject to the $1,000,000 threshold amount under Section 7.11(h) of the Purchase Agreement. Except as modified by Section 1.7 of this Amendment or by this Section 1.8, any indemnification claims by a Seller Group Member or Purchaser Group Member (as the case may be) under this Amendment shall be subject to all the applicable terms and conditions of Section 7.11 of the Purchase Agreement.

          I.9.   Keys and Combinations.  By the Closing or promptly thereafter,
                 ---------------------
MobileMedia Communications shall use its best efforts to deliver or cause to be delivered to Purchaser, or as Purchaser reasonably directs, copies of existing keys (or combinations as applicable) for each of the Sites.

          I.10.  Radio Call Company of VA., Inc.  Reference in the Purchase
                 -------------------------------
Agreement to "Radio Call Co. of Virginia, Inc." or

                                       7
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"Radio Cell Co. of Virginia, Inc." shall be deemed to refer to "Radio Call
Company of Va., Inc."

          I.11.  Revised Purchase Agreement Schedules.  Pursuant to Section 4.08
                 ------------------------------------
of the Purchase Agreement, Sellers are currently herewith delivering to Purchaser an amended and restated Disclosure Schedule, a copy of which is attached hereto, and which amended and restated Disclosure Schedule shall be the Disclosure Schedule to the Purchase Agreement (and accordingly replaces the Disclosure Schedule that was initially attached to the Original Purchase Agreement). Pursuant to Sections 1.01 and 4.08 of the Purchase Agreement, Sellers are currently herewith delivering to Purchaser an amended and restated
Schedule I and Schedule III, copies of which are attached hereto, and which amended and restated Schedules shall be Schedule I and Schedule III to the Purchase Agreement (and accordingly replace Schedule I and Schedule III that were initially attached to the Original Purchase Agreement).

          1.12.  Additional Towers.  Recital B of the Purchase Agreement is
                 -----------------
amended to change "163" to "166".


                                  ARTICLE II

                             EFFECT OF AMENDMENTS


          II.1.  Scope. Except as expressly amended by Article I of this
                 -----
Amendment, all of the terms, conditions and provisions of the Purchase Agreement shall remain in full force and effect without any modification or supplement thereto.

          II.2.  Purchase Agreement References.  The parties intend that
                 -----------------------------
references to this "Agreement" in the Original Purchase Agreement and references to "Purchase Agreement" in the Exhibits and Schedules thereto and in other documents shall be deemed as referring to the Original Purchase Agreement as amended by this Amendment.

                                       8
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                                  ARTICLE III

                                 MISCELLANEOUS

          III.1.  Binding Effect.  This Amendment shall be binding upon and
                  --------------
shall inure to the benefit of the parties and their respective successors and assigns.

          III.2.  Counterparts.  This Amendment may be executed in one or more
                  ------------
counterpart all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each of the other parties.

          III.3.  Interpretation.  Reference herein to the singular includes the
                  --------------
plural and reference to the plural includes the singular, according to the context. The headings to the Articles and Sections of this Agreement are for convenience of reference and shall not affect the meaning or interpretation of this Amendment.

          III.4.  Governing Law.  This Amendment shall be governed by and
                  -------------
construed in accordance with the internal laws of the State of New York.

                                       9
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          IN WITNESS WHEREOF, this Amendment has been executed and delivered by the parties hereto as of the day and year first above written.

PINNACLE TOWERS INC.                MOBILEMEDIA CORPORATION
                                    MOBILEMEDIA COMMUNICATIONS, INC.
                                    MOBILE COMMUNICATIONS CORPORATION
By:________________________           OF AMERICA
   Name:   Steven Day               MOBILECOMM OF THE WEST, INC.
   Title:  Vice President           MOBILECOMM OF THE SOUTHWEST, INC.
                                    MOBILECOMM OF TENNESSEE, INC.
                                    MOBILECOMM NATIONWIDE
                                      OPERATIONS, INC.
                                    MOBILEMEDIA COMMUNICATIONS, INC.
                                      (CALIFORNIA)
                                    MOBILEMEDIA DP PROPERTIES, INC.
                                    MOBILEMEDIA PCS, INC.
                                    DIAL PAGE SOUTHEAST, INC.
                                    RADIO CALL COMPANY OF VA., INC.
                                    MOBILEMEDIA PAGING, INC.
                                    MOBILECOMM OF THE SOUTHEAST, INC.
                                    MOBILECOMM OF THE NORTHEAST, INC.
                                    MOBILECOMM OF THE SOUTHEAST PRIVATE
                                      CARRIER OPERATIONS, INC.
                                    MOBILECOMM OF FLORIDA, INC.
                                    MOBILECOMM OF THE MIDSOUTH, INC.
                                    FWS RADIO, INC.



                                    By:____________________________________
                                       Name:  Joseph A. Bondi
                                       Title: Chairman-Restructuring

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                                  SCHEDULE A

               GENERATORS AND FUEL TANKS WHICH CONSTITUTE ASSETS
               -------------------------------------------------